EXHIBIT 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information and explanatory notes show the impact on the historical financial positions and results of operations of Columbia Banking System, Inc. ("Columbia") and West Coast Bancorp ("West Coast") and have been prepared to illustrate the effects of the merger involving Columbia and West Coast under the acquisition method of accounting with Columbia treated as the acquirer. Under the acquisition method of accounting, the assets and liabilities of West Coast, as of the effective date of the merger, will be recorded by Columbia at their respective fair values and the excess of the merger consideration over the fair value of West Coast’s net assets will be allocated to goodwill. The unaudited pro forma condensed combined balance sheet as of December 31, 2012 is presented as if the merger with West Coast had occurred on December 31, 2012. The unaudited pro forma condensed combined income statement for the year ended December 31, 2012 is presented as if the merger had occurred on January 1, 2012. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the merger and, with respect to the income statements only, expected to have a continuing impact on consolidated results of operations.
The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented. The adjustments included in these unaudited pro forma condensed combined financial statements are preliminary and may be revised. The unaudited pro forma condensed combined financial information also does not consider any potential impacts of potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors. For the historical income statements of West Coast, amounts related to other real estate owned, which were historically reported in noninterest income by West Coast, have been reclassified to noninterest expense to conform to the presentation in Columbia's financial statements.
In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the pro forma allocation of purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. Adjustments may include, but not be limited to, changes in (i) West Coast’s balance sheet through the effective time of the merger; (ii) total merger related expenses if consummation and/or implementation costs vary from currently estimated amounts; and (iii) the underlying values of assets and liabilities if market conditions differ from current assumptions.
The unaudited pro forma condensed combined financial statements are provided for informational purposes only. The unaudited pro forma condensed combined financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma condensed combined financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma condensed combined financial statements should be read together with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•
Columbia's separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2012, included in Columbia's Annual Report on Form 10-K for the year ended December 31, 2012;

•
West Coast's separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2012, included in West Coast's Annual Report on Form 10-K for the year ended December 31, 2012;

•	the amended Form S-4 related to the merger of Columbia and West Coast.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF DECEMBER 31, 2012

	Columbia Historical	West Coast Historical	Pro Forma Merger Adjustments	Notes	Pro Forma Combined
ASSETS	(in thousands)
Cash and cash equivalents	$513,926	$137,611	$(264,610)	A	$386,927
Securities available for sale at fair value	1,001,665	772,109	—		1,773,774
Federal Home Loan Bank stock at cost	21,819	11,932	—		33,751
Loans held for sale	2,563	—	—		2,563
Loans, excluding covered loans, net of unearned income	2,525,710	1,494,929	(96,271)	B	3,924,368
Less: allowance for loan and lease losses	52,244	29,448	(29,448)	C	52,244
Loans, excluding covered loans, net	2,473,466	1,465,481	(66,823)		3,872,124
Covered loans, net of allowance for loan losses	391,337	—	—		391,337
Total loans, net	2,864,803	1,465,481	(66,823)		4,263,461
FDIC loss-sharing asset	96,354	—	—		96,354
Premises and equipment, net	118,708	21,948	14,578	D	155,234
Other real estate owned	26,987	16,112	(356)	E	42,743
Goodwill	115,554	—	232,343	F	347,897
Core deposit intangible, net	15,721	—	15,300	G	31,021
Other assets	128,235	62,987	28,795	H	220,017
Total assets	$4,906,335	$2,488,180	$(40,773)		$7,353,742
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$4,042,085	$1,936,000	$650	I	$5,978,735
Federal Home Loan Bank advances	6,644	127,900	980	J	135,524
Junior subordinated debentures	—	51,000	—		51,000
Other liabilities	93,598	34,060	20,636	K	148,294
Total liabilities	4,142,327	2,148,960	22,266		6,313,553
Shareholders’ equity:
Preferred stock	—	21,124	(18,907)	L	2,217
Common stock	581,471	232,202	41,762	M	855,435
Retained earnings	162,388	76,406	(76,406)	N	162,388
Accumulated other comprehensive income	20,149	9,488	(9,488)	O	20,149
Total shareholders’ equity	764,008	339,220	(63,039)		1,040,189
Total liabilities and shareholders’ equity	$4,906,335	$2,488,180	$(40,773)		$7,353,742

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME FOR THE
YEAR ENDED DECEMBER 31, 2012

The unaudited pro forma condensed combined statement of income for the year ended December 31, 2012 presents the consolidated financial results as if the merger had occurred on January 1, 2012.

	Columbia Historical	West Coast Historical	Pro Forma Merger Adjustments	Notes	Pro Forma Combined
Interest Income	(in thousands except per share amounts)
Loans	$219,433	$75,139	16,045	P	$310,617
Taxable securities	18,276	13,949	—		32,225
Tax-exempt securities	9,941	2,112	—		12,053
Federal funds sold and deposits in banks	854	124	—		978
Total interest income	248,504	91,324	16,045		355,873
Interest Expense
Deposits	5,887	1,739	(347)	Q	7,279
Federal Home Loan Bank advances	2,608	1,351	(560)	R	3,399
Prepayment charge on Federal Home Loan Bank advances	603	—	—		603
Junior subordinated debentures	—	1,206	—		1,206
Other borrowings	479	—	—		479
Total interest expense	9,577	4,296	(907)		12,966
Net Interest Income	238,927	87,028	16,952		342,907
Provision (recapture) for loan and lease losses	13,475	(983)	—		12,492
Provision for losses on covered loans	25,892	—	—		25,892
Net interest income after provision for loan and lease losses	199,560	88,011	16,952		304,523
Noninterest Income
Service charges and other fees	29,998	16,516	—		46,514
Merchant services fees	8,154	12,246	—		20,400
Investment securities gains, net	3,733	326	—		4,059
Change in FDIC loss-sharing asset	(24,467)	—	—		(24,467)
Other	9,640	5,552	—		15,192
Total noninterest income	27,058	34,640	—		61,698
Noninterest Expense
Compensation and employee benefits	85,434	45,743	—		131,177
Occupancy	20,031	14,372	170	S	34,573
Merchant processing	3,612	4,401	—		8,013
Advertising and promotion	3,650	1,585	—		5,235
Data processing and communications	9,714	1,604	—		11,318
Legal and professional fees	8,915	3,416	(1,760)	T	10,571
Net cost (benefit) of operation of other real estate owned	(1,969)	2,813	—		844
Amortization of intangibles	4,445	—	2,774	U	7,219
Merger related expense	—	1,772	(1,772)	V	—
Other	29,081	11,192	(20)	W	40,253
Total noninterest expense	162,913	86,898	(608)		249,203
Income before income taxes	63,705	35,753	17,560		117,018
Income tax provision	17,562	12,247	6,146	X	35,955
Net Income	$46,143	$23,506	$11,414		$81,063
Per Common Share
Earnings basic	$1.16	$1.15			$1.56
Earnings diluted	$1.16	$1.08			$1.56
Dividends declared per common share	$0.98	$0.10			$0.98
Weighted average number of common shares outstanding	39,260	19,086	(6,276)	Y	52,070
Weighted average number of diluted common shares outstanding	39,263	20,286	(7,476)	Z	52,073
See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Note 1—Basis of Presentation
The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting giving effect to the merger involving Columbia and West Coast. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position had the merger been consummated at December 31, 2012 or the results of operations had the merger been consummated at January 1, 2012, nor is it necessarily indicative of the results of operation in future periods or the future financial position of the combined entities. For the historical income statements of West Coast, amounts related to other real estate owned, which were historically reported in noninterest income by West Coast, have been reclassified to noninterest expense to conform to the presentation in Columbia’s financial statements. The merger was completed on April 1, 2013. The merger consideration included the issuance of approximately $276.2 million in equity consideration as well as cash consideration of approximately $264.6 million.
Under the acquisition method of accounting, the assets and liabilities of West Coast will be recorded at the respective fair values on the merger date. The fair value on the merger date represents management’s best estimates based on available information and facts and circumstances in existence on the merger date. The pro forma allocation of purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. Adjustments may include, but not be limited to, changes in (i) West Coast’s balance sheet through the effective time of the merger; (ii) total merger related expenses if consummation and/or implementation costs vary from currently estimated amounts; and (iii) the underlying values of assets and liabilities if market conditions differ from current assumptions.
The accounting policies of both Columbia and West Coast are in the process of being reviewed in detail. Upon completion of such review, conforming adjustments or financial statement reclassification may be determined.
Note 2—Estimated Merger and Integration Costs
In connection with the merger, the plan to integrate Columbia’s and West Coast’s operations is still being developed. Over the next several months, the specific details of these plans will continue to be refined. Columbia and West Coast are currently in the process of assessing the two companies’ personnel, benefit plans, premises, equipment, computer systems, supply chain methodologies, and service contracts to determine where they may take advantage of redundancies or where it will be beneficial or necessary to convert to one system. Certain decisions arising from these assessments may involve involuntary termination of West Coast’s employees, vacating West Coast’s leased premises, changing information systems, canceling contracts between West Coast and certain service providers and selling or otherwise disposing of certain premises, furniture and equipment owned by West Coast. Additionally, as part of our formulation of the integration plan, certain actions regarding existing Columbia information systems, premises, equipment, benefit plans, supply chain methodologies, supplier contracts, and involuntary termination of personnel may be taken. Columbia expects to incur merger-related expenses including system conversion costs, employee retention and severance agreements, communications to customers, and others. To the extent there are costs associated with these actions, the costs will be recorded based on the nature and timing of these integration actions. Most acquisition and restructuring costs are recognized separately from a business combination and generally will be expensed as incurred. Our current estimate for merger related costs is approximately $20 million and expect they will be incurred primarily in 2013.
Note 3—Estimated Annual Cost Savings
Columbia expects to realize approximately $20 million in annual pre-tax cost savings following the merger, which management expects to be phased-in over a two-year period, but there is no assurance that the anticipated cost savings will be realized on the anticipated time schedule or at all. These cost savings are not reflected in the presented pro forma financial information.

Note 4—Pro Forma Adjustments
The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All taxable adjustments were calculated using a 35% tax rate to arrive at deferred tax asset or liability adjustments. All adjustments are based on current assumptions and valuations, which are subject to change.
Notes to Pro Forma Balance Sheet Adjustments
(dollars in thousands)
A. Adjustment to cash and cash equivalents

To reflect cash used to purchase West Coast.	$(264,610)
B. Adjustment to loans, excluding covered loans, net of unearned income

To reflect estimated fair value at merger date. The adjustment to loans reflects an estimate of fair value based upon current interest rates for similar loans and expected losses in the acquired loan portfolio. During Columbia's due diligence on West Coast, Columbia reviewed loan information across collateral types and geographic distributions. Columbia applied traditional examination methodologies to arrive at the fair value adjustment.	$(96,271)
C. Adjustment to allowance for loan and lease losses

To remove West Coast allowance at merger date as the credit risk is contemplated in the fair value adjustment in adjustment B above.	$(29,448)
D. Adjustment to premises and equipment

To reflect estimated fair value of West Coast premises and equipment at merger date, based on third-party estimates. The estimated useful life of the premises and equipment ranges from 5-39 years.	$14,578
E. Adjustment to other real estate owned

To reflect estimated fair value of West Coast other real estated owned at merger date, based on third-party estimates.	$(356)
F. Adjustment to goodwill

To reflect the goodwill associated with the West Coast merger.	$232,343
G. Adjustment to core deposit intangible, net

To record the estimated fair value of acquired identifiable intangible assets utilizing an income approach based on the net present value of the difference between the cost of the core deposits and the cost of alternative funds. The acquired core deposit intangible will be amortized over 10 years using a sum-of-the-years-digits method.	$15,300
H. Adjustment to other assets

To reflect favorable lease contracts.		$1,310
To reflect deferred tax asset created in the merger.		27,485
		$28,795
Deferred tax asset is calculated as follows:
Adjustment to loans	$96,271
Adjustment to allowance for loan and lease losses	(29,448)
Adjustment to other real estate owned	356
Adjustment to FHLB advances	980
Adjustment to deposits	650
Adjustment to other liabilities for mortgage repurchase obligation	5,700
Adjustment to other liabilities for environmental remediation liability	350
Adjustment to other liabilities for unfavorable lease contracts	3,670
Subtotal for fair value adjustments	78,529
Calculated deferred tax asset at Columbia's estimated statutory rate of 35%	$27,485

I. Adjustment to deposits

To reflect estimated fair value at merger date based on current market rates for similar products. This adjustment will be accreted into income over the estimated lives of the deposits, which is less than one year.	$650
J. Adjustment to Federal Home Loan Bank advances

To reflect estimated fair value at merger date based on current market rates for similar products. This adjustment will be accreted into income over the lives of the advances.	$980
K. Adjustments to other liabilities

To reflect unfavorable lease contracts.		$3,670
To reflect estimated mortgage repurchase obligation		5,700
To reflect estimated environmental liability		350
To reflect deferred tax liability created in the merger.		10,916
		$20,636
The deferred tax liability is calculated as follows:
Adjustment to premises and equipment	$14,578
Adjustment to core deposit intangible, net	15,300
Adjustment to other assets to reflect favorable lease contracts	1,310
Subtotal for fair value adjustments	31,188
Calculated deferred tax liability at Columbia's estimated statutory rate of 35%	$10,916
L. Adjustment to preferred stock

To eliminate historical West Coast preferred stock.	$(21,124)
To reflect fair value of preferred stock issued by Columbia to West Coast preferred stock shareholders	2,217
$(18,907)
M. Adjustments to common stock

To eliminate historical West Coast common stock.	$(232,202)
To reflect the issuance of warrants to West Coast shareholders.	26,931
To reflect the issuance of Columbia common stock to West Coast shareholders.	246,503
To reflect modification of WCBO stock options	530
$41,762
N. Adjustment to retained earnings

To eliminate historical West Coast retained earnings.	$(76,406)
O. Adjustment to accumulated other comprehensive income

To eliminate historical West Coast accumulated other comprehensive income.	$(9,488)

Income Statements
(dollars and shares in thousands)

Material nonrecurring charges which result directly from the merger which will be included in the income of Columbia within 12 months of the closing were not included in the pro forma income statement. The estimated amount of these charges is $16.7 million.

		Year Ended December 31, 2012
P.	Adjustment to loan interest income
	To reflect accretion of loan discount resulting from loan fair value pro forma adjustment based on weighted average remaining life of six years.	$16,045

Q.	Adjustment to deposit interest expense
	To reflect amortization of deposit premium resulting from deposit fair value pro forma adjustment based on remaining life of time deposits.	$(347)

R.	Adjustment to Federal Home Loan Bank advances interest expense	$(560)
	To reflect amortization of FHLB advance premiums resulting from fair value pro forma adjustment based on weighted average life of FHLB advances being approximately 1.75 years.

S.	Adjustments to occupancy
	To reflect additional depreciation expense resulting from premises and equipment pro forma adjustment based on estimated useful lives ranging from 5 to 39 years.	$509
	To reflect the net premium amortization and discount accretion of favorable and unfavorable leases based on the remaining term of the leases.	(339)
		$170

T.	Adjustment to legal and professional
	To remove direct, incremental costs of the merger incurred by Columbia and West Coast.	$(1,760)

U.	Adjustment to amortization of intangibles
	To reflect amortization of acquired intangible assets based on amortization period of 10 years and using the sum-of-the-years-digits method of amortization.	$2,774

V.	Adjustment to merger related expense
	To remove direct, incremental costs of the merger incurred by Columbia and West Coast.	$(1,772)

W.	Adjustment to other noninterest expense	$(20)
	To remove direct, incremental costs of the merger incurred by Columbia and West Coast.

X.	Adjustment to income tax provision
	To reflect the income tax effect of pro forma adjustments P-W at Columbia's estimated statutory tax rate of 35%.	$6,146

Y.	Adjustments to weighted average number of common shares outstanding		(6,276)
	Adjustment to year ended December 31, 2012 calculated as follows:
	Removal of West Coast weighted average number of common shares outstanding for the year ended December 31, 2012	(19,086)
	Columbia shares issued to West Coast shareholders	12,810
	Adjustment to weighted average number of common shares outstanding for the year ended December 31, 2012	(6,276)

Z.	Adjustments to weighted average number of diluted common shares outstanding		(7,476)
	Adjustment to year ended December 31, 2012 calculated as follows:
	Removal of West Coast weighted average number of diluted common shares outstanding for the year ended December 31, 2012	(20,286)
	Columbia shares issued to West Coast shareholders	12,810
	Adjustment to weighted average number of diluted common shares outstanding for the year ended December 31, 2012	(7,476)

Note 5—Preliminary Purchase Accounting Allocation

The unaudited pro forma condensed combined financial information reflects the transfer of approximately $264.6 million in cash consideration as well as $276.2 million in equity consideration. The equity consideration transferred was measured at fair value on the acquisition date of April 1, 2013. The merger will be accounted for using the acquisition method of accounting; accordingly Columbia’s cost to acquire West Coast will be allocated to the assets (including identifiable intangible assets) and liabilities of West Coast at their respective estimated fair values as of the merger date. Accordingly, the pro forma purchase price was preliminarily allocated to the assets acquired and the liabilities assumed based on their estimated fair values as summarized in the following table.

December 31, 2012
(in thousands)
Cash paid to West Coast shareholders	$264,610
Columbia common stock exchanged with West Coast common shareholders	246,503
Fair value of Columbia Series B Preferred Shares issued	2,217
Fair value of modified stock options	530
Fair value of Columbia warrants issued	26,931
Total purchase price	$540,791

Fair value of assets acquired:
Cash and cash equivalents	$137,611
Securities available for sale at fair value	772,109
Federal Home Loan Bank stock at cost	11,932
Loans, net of unearned income	1,398,658
Premises and equipment	36,526
Other real estate owned	15,756
Goodwill	232,343
Core deposit intangible	15,300
Other assets	91,782
Total assets acquired	$2,712,017
Fair value of liabilities assumed:
Deposits	$1,936,650
FHLB advances	128,880
Junior subordinated debentures	51,000
Other liabilities	54,696
Total liabilities assumed	2,171,226
Fair value of net assets acquired	$540,791